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                                                                     EXHIBIT 2.3

                               THIRD AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                             SHARES RIGHTS AGREEMENT


        This Third amendment to the Second Amended and Restated Shares Rights Agreement (the "Amendment"), dated as of December 13, 2000, is entered into by and between Sun Microsystems, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A. (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent are parties to that certain Second Amended and Restated Shares Rights Agreement dated as of February 11, 1998, as amended (the "Rights Plan");

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Plan to amend the share purchase right from representing one one-thousandths of a share of Series A Participating Preferred Stock to one ten-thousandths of a share of Series A Participating Preferred Stock (as may be adjusted pursuant to the terms set forth in the Amended Rights Plan);

        WHEREAS, the Purchase Price for each one ten-thousandths of a share of Series A Participating Preferred Shares was adjusted to $250.00 as a result of the Company's two-for-one stock dividend paid on December 5, 2000;

        WHEREAS, pursuant to Section 27 of the Rights Plan, the Rights Plan may be amended as set forth herein without approval of the holders of the Rights (as defined in the Rights Plan).

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

        1.     Amendment of Rights Plan. Effective as of the date hereof,

               (a) All references in the Rights Plan (including Exhibit B thereto to "one one-thousandths of a share of Series A Participating Preferred Stock" or "one one-thousandths of a Preferred Share" is hereby replaced entirely by "one ten-thousandths of a share of Series A Participating Preferred Stock" or "one ten-thousandths of a Preferred Share," appropriately.

               (b) Section 7(b) is hereby amended and restated in its entirety as follows:

                The Purchase Price for each one ten-thousandths of a Preferred Share issuable pursuant to the exercise of a Right shall initially be $250.00, shall be subject to adjustment from time to time as provided in Section 11 and 13 hereof and shall be payable in lawful

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money of the United States of America in accordance with paragraph (c) below.

               (c) Exhibit A of the Rights Plan shall be amended and restated in its entirety by Exhibit A attached hereto.

        2. Rights Plan in Full Force and Effect. Except as amended hereby, the Rights Plan shall remain in full force and effect.

        3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

        4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

"COMPANY"                                   SUN MICROSYSTEMS, INC.


                                            By: /s/ MICHAEL H. MORRIS
                                                --------------------------------
                                            Name: MICHAEL H. MORRIS
                                                  ------------------------------
                                                   SENIOR VICE PRESIDENT,
                                            Title: GENERAL COUNSEL AND SECRETARY
                                                   -----------------------------

"RIGHTS AGENT"                              BANKBOSTON, N.A.

                                            By:   /s/ JOSHUA P. MCGINN
                                                 -------------------------------
                                            Name: JOSHUA P. MCGINN
                                                  ------------------------------
                                            Title: SENIOR ACCOUNT MANAGER
                                                   -----------------------------